Exhibit 99.1

                   Eagle Rock Energy Partners, L.P.,
Announces Full Recovery of Richard W. Fitzgerald and His Reinstatement as Senior Vice President, Chief Financial Officer and Treasurer


    HOUSTON--(BUSINESS WIRE)--Nov. 8, 2007--Eagle Rock Energy Partners, L.P. (NASDAQ:EROC) ("Eagle Rock" or the "Partnership"), announced today that Richard W. FitzGerald has resumed his duties on a full-time basis and has been reinstated as the Partnership's senior vice president, chief financial officer and treasurer, effective November 9, 2007, following his full recovery from the accident he suffered in July. Alfredo Garcia, who was named acting chief financial officer during Mr. FitzGerald's recovery, will continue with his duties as senior vice president of corporate development.

    Joseph A. Mills, chairman and chief executive officer of Eagle Rock, stated, "We are very pleased and happy to announce Rick's return as senior vice president and chief financial officer. His full recovery in such a short period of time is a testament to his strength of character and desire to contribute to Eagle Rock's success. I would personally like to thank everyone that kept Rick in their thoughts and prayers for a speedy recovery during this time. I would also like to thank Alfredo Garcia for taking on the additional duties and for his excellent contribution during this period."

    Eagle Rock Energy Partners, L.P., is a growth-oriented midstream and upstream energy partnership engaged in the businesses of: (i) gathering, compressing, treating, processing, transporting and selling natural gas, (ii) fractionating and transporting natural gas liquids, and (iii) acquiring, developing, and producing oil and gas interests. Its corporate office is located in Houston, Texas.

    This news release may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause the partnership's actual results to differ materially from those implied or expressed by the forward-looking statements.


    CONTACT: Eagle Rock Energy Partners, L.P.
             Richard W. FitzGerald, 281-408-1203